EXHIBIT 10.12

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) made as of the 15 day of February, 2007, by and between BioCancell Therapeutics Ltd. a company organized under the laws of the State of Israel company number 51-359785-61 (the “Company”) and Moshe Landsberg, Israel Identity Number 50774041 (the “Consultant”).

WITNESSETH:

WHEREAS, the Company desires to retain the services of the Consultant, as an independent contractor, and the Consultant wishes to furnish such services, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows;

1.
Term. This Agreement shall be effective as of April 1st, 2007 (the “Effective Date”), and shall continue in force until terminated in accordance with its terms (the “Term”). This Agreement may be terminated by either party as follows: (i) for the first twelve months following the Effective Date (the “First Period”) upon providing ninety (90) days advance written notice to the other party (with the Consultant receiving consideration as set forth in Sections 3 and 4 below for such ninety (90) day period), and (ii) as of the conclusion of the First Period: (A) if the Company is terminating the Agreement, upon providing one hundred twenty (120) days advance written notice to the Consultant and the Consultant shall continue to provide services to the Company in accordance with the Agreement for ninety (90) days (with the Consultant receiving consideration as set forth in Sections 3 and 4 below for the full one hundred twenty (120) day period); and (B) if the Consultant is terminating the Agreements, upon providing sixty (60) days advance written notice to the Company (with the Consultant receiving consideration as set forth in Sections 3 and 4 below for such sixty (60) day period).

2.	Scope of Services.

2.1
The Consultant shall serve as the Vice President of Technology of the Company and shall provide the services typically provided by a vice president of technology and the services set forth in Exhibit A and other services and duties as are requested of the Consultant by the Chief Executive Officer of the Company (the “Services”). In carrying out the Services, the Consultant shall work at the direction of and subject to the approval of, and shall report to the Chief Executive Officer of the Company. The Consultant shall devote the amount of time necessary for the successful performance of the Services, including working non-business hours.

2.2
The Consultant agrees to devote a minimum of four (4) work days each week toward providing the Services, provided however that the Company may provide two (2) months prior notice to the Consultant that he commerce devoting five (5) work days per week toward providing the Services. A “work day” shall mean Sunday through Thursday, inclusive.

2.3	The Consultant shall be entitled to be engaged in other occupations other than the services, as specified in Exhibit D.

3.
Consideration. In consideration for the Services, the Company agrees to pay the Consultant a fee of NIS 40,000 per month plus Value Added Tax (the “Consideration”), for so long as the Consultant is devoting four (4) work days per week toward the provision of the Services. Should the parties agree in accordance with Section 2.2, that the Consultant provides the Services for five (5) work days per week, the Consideration shall be increased to NIS 50,000 per month plus Value Added Tax. The Consideration shall be linked to the Israeli Consumer Price Index, as published from time to time; provided however that the Consideration shall never be less than NIS 40.000 or NIS 50,001, as applicable.

Options. As additional consideration for the Services, the Consultant shall be granted options to purchase two hundred thousand (200,000) shares of Common Stock of the Company’s parent corporation, BioCancell Therapeutics, Inc. (the “Parent”), par value $0.01 each (the “Options”). The exercise price of the Options shall be the average closing price of the Parent’s Common Stock on the Tel Aviv Stock Exchange for the 22 trading days preceding the Effective Date. Sixteen and two thirds percent (16.66%) of the Options shall vest and become exercisable at the conclusion of the six month anniversary of the Effective Date, and an additional eight and a one third percent (8.33%) of the Options shall vest and become exercisable at the end of each quarter thereafter (i.e. March 31, June 30, September 30, December 31), until fully vested; all subject to the Consultant’s continued service with the Company. The Options shall be subject to the terms of the Parent’s 2005 Stock Incentive Plan and its appendices (the “Plan”) and the terms and conditions set forth in the Parent’s standard form of share option agreement, which shall be executed by the Parent and Consultant prior to the grant of the Options, including the applicable tax laws which will apply to the grant of the Options at the time of the grant; and will be, subject to the following paragraph, governed by Section 102 of the Israeli Tax Ordinance and the relevant regulations promulgated thereunder. At the one (1) year anniversary of the Effective Date (the “Anniversary”), the Consultant will be granted additional options to purchase sixty thousand (60,000) shares of Common Stock of the Parent to the Consultant, with the exercise price of such additional options being the average closing price of the Parent’s Common Stock on the Tel Aviv Stock Exchange for the 22 trading days preceding the Anniversary. These Options shall be subject to the terms of the Parent’s 2007 Stock Incentive Plan and its appendices.

Notwithstanding anything to the contrary herein, in the event it is determined that the Options are not subject to Section 102 of the Israeli Tax Ordinance and the relevant regulations promulgated thereunder, then the Consultant shall bear all tax consequences of such determination.

In the event of termination of this Agreement, by the Consultant, the Consultant may exercise Options that have vested prior to the provision of notice of termination for a period of:

(i)	Sixty (60) days after the notice of termination, if the Agreement is terminated during the First Period.

(ii)	Six (6) months after the notice of termination, if the Agreement is terminated during the period of twelve (12) months commencing at the end of the First Period.

(iii)	Two (2) years after the notice of termination, if the Agreement is terminated after more then twenty four (24) months following the Effective Date.

In case of contradiction between the terms of this Agreement and the terms of any of the Stock incentive plans of the Company - the terms of this Agreement will prevail.

3.1
Company Car. During the Term of this Agreement, the Company will lease an automobile from a leasing company, chosen at the Company’s sole discretion, and will place such automobile at the disposal of the Consultant under the terms of the Company’s general leasing plan (to be provided to the Consultant upon provision of the automobile). The Consultant will be entitled to choose an automobile with a 1.8-2 liter engine from several options provided by the Company at its sole discretion, subject to reasonable availability of such automobile model. The Company shall bear all costs and payments related to the use and upkeep of the automobile and excluding any fines for traffic related violations and alike. Such fines shall be the Consultant’s responsibility and should be paid immediately when required by applicable law. The Consultant is entitled to use the automobile during non-working hours for his private needs.

3.2
Laptop Computer and Cellular Phone. During the Term of this Agreement, the Company shall provide the Consultant with a laptop computer, the make and model of which shall be determined by the Company. Additionally, the Company shall provide the Consultant with a cellular phone. The Company shall reimburse the Consultant for expenditure and monthly bills in connection with such cellular phone.

3.3
Annual Leave. The Consultant shall be entitled to twenty two (22) days annual leave. The Consultant may carry forward the unused portion of such vacation for one (1) additional year, following which, all such unused vacation shall not be accumulated and shall be lost. The Company may require the Consultant to take leave and such leave will be deducted from the leave days to which the Consultant is entitled under this Agreement. In the event of termination of this Agreement, for any reason, the Consultant shall be entitled to receive payment for accumulated and unused leave days.

3.4
Annual Sick Days. The Consultant shall be entitled up to 12 sick days per year, in which the Consideration will be as it appears in Sections 3 and 4 of this Agreement. The Consultant shall not be entitled to any payment for unused sick days.

3.5
Annual Bonus. The Consultant shall be eligible for an annual performance-based bonus in an amount of two monthly payments, unless the Company, in its sole discretion, decides to pay more than two monthly payments. Such bonus, if any, shall be granted based on the performance based milestones attached hereto as Exhibit B, which shall be revised every year by the mutual written agreement of the Chief Executive Officer and the Consultant.

3.6
Invoices. The Consultant shall provide the Company with a valid Value Added Tax receipt for all consideration hereunder, which shall be paid by the Company no later than nine (9) days following the receipt thereof.

3.7
The Consultant recognizes that he shall not have the right to any remuneration or benefits that are not explicitly provided for in this Agreement, including any payments, rights or benefits of any kind that are afforded to other contractors, employees or service providers of the Company unless explicitly provided for in this Agreement.

4.
Expenses. The Consultant shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred in connection with the performance of the Services hereunder in accordance with the Company’s reimbursement policy for its senior employees in effect at such time. The Consultant hereby acknowledges that once reimbursement has been received for goods purchased by Consultant on behalf of the Company, such goods shall become the sole property of the Company.

5.
Confidentiality. The Consultant undertakes to execute the attached Proprietary Information, Non-Competition and Inventions Agreement attached hereto as Exhibit C, which constitutes and integral part of this Agreement.

6.
No Breach of Previous Obligations. The Consultant represents that his service with the Company will not require him to violate or breach any obligation to or agreement or confidence with any previous or current employer or third party. No consent of any third party is required as a condition to the validity of this Agreement, and the Company will be under no obligation of payment or otherwise to any third party in connection with the Services. The Consultant shall indemnify and the hold the Company harmless from any and all losses (including, but without limitation, any and all claims suits, liabilities, damages, costs, expenses, charges and fees of whatever kind or nature (including reasonable attorney’s fees)) sustained or incurred by or asserted against the Company arising out of or in any way relating to any breach of the representation made in this Section 6.

7.	Relationship of Parties; Indemnity.

7.1
Independent Contractor Status. The Company and the Consultant agree that the Consultant is an “independent contractor” and that except as otherwise stated in this Agreement, the Company shall have no right to control or direct the manner in which the Consultant performs his duties and services under this Agreement. The Consultant understands and agrees that except as specifically provided in this Agreement, the Company does not grant to the Consultant the right or authority to make or give any agreement, statement, representation, warranty or other commitment, or to create any obligation of any kind, on behalf of the Company. This Agreement shall not be construed to create any relationship of employment, association, partnership or joint venture between the Company and the Consultant, nor shall it be construed to create any relationship other than that of principal and independent contractor between the Company and the Consultant. The Consultant is not an employee of the Company, and the Company shall not be obligated to treat the Consultant as an employee.

7.2
In the event that the Company shall be demanded and/or obligated, to pay the Consultant any amount, or provide the Consultant or any third party, with any right deriving from the existence of an employer-employee relationship between the Consultant and the Company, the following provisions shall govern:

a)	The remuneration due to the Consultant shall be equal to sixty eight percent (68%) or the Consideration (as defined in Section 3 above).

b)
The Company shall offset against any payments due to the Consultant as a result of such obligation, any amount paid to the Consultant or resulting from his services in excess of the Consideration. Should the offset amount be greater than the amount that the Consultant is entitled to receive as a result of his services, the Consultant shall pay the Company the difference upon the first request of the Company.

7.3
The Consultant warrants and represents that (i) the Consultant is an independent contractor, owner of his own business, maintains a file as an independent contractor with the Income Tax Authorities, (ii) the Consultant is registered as an independent contractor with the National Insurance Institute and makes the required National Insurance Institute payments, (iii) the Consultant is registered with the VAT authorities as an “Osek Murshe”, and (iv) the Consultant maintains books of account according to law and regularly transfers all the obligatory payments relating to the management of his business, to the relevant Israeli authorities. Additionally, the Consultant undertakes to continue to make the required National Insurance Institute payments, and to provide the Company with receipts as proof thereof upon request by the Company

7.4
The Consultant further represents, warrants, and confirms that the Company has offered him a position as a salaried employee, with all the benefits afforded thereto under law, and the Consultant, having been offered the choice, decided of his own volition and accord to work for the Company as an independent contractor.

8.	Miscellaneous.

8.1.
Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

 The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company:	BioCancell Therapeutics Ltd. 8 Hartom Street Jerusalem 97775 Attention: Chief Executive Officer Fax: 02-5486550

The Consultant	Moshe Landsberg 5 David Elazar St., Nes-Ziona 74027 Fax: 08-940-2612

8.2
No Waiver. No provision of this Agreement may be modified, waived or discharge unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.3	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws or the State of Israel without giving effect to the principles of conflict of law thereof.

8.4
Severability. The provisions, of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

8.5
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which is not expressly set forth in this Agreement.

8.6
Assignment. The Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company or any corporation or other entity owning or acquiring all or substantially all or assets and business of the Company (including this Agreement) whether by operation of law or otherwise, provided that other than such assignment, the rights of the Consultant shall not be adversely affected by such assignment and that the Company or the assignee will remain obligated under all terms of this Agreement. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant, its beneficiaries or legal representatives. Notwithstanding anything to the contrary herein, in the event the Company assigns this Agreement in accordance with its terms, the Consultant may terminate this Agreement by providing thirty (30) days written notice to the Company.

8.7	Interpretation. The section headings contained herein are for reference purpose only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF the parties have signed this Consulting Agreement as of the date first hereinabove set forth.

BIOCANCELL THERAPEUTICS LTD.	MOSHE LANDSBERG
By: Cheri Barak
Name : CEO	/s/ Moshe Landsberg
Title: Avi Barak

EXHIBIT A

RESPONSIBILITIES AND SERVICES PROVIDED BY THE CONSULTANT

1.	The Consultant is responsible for all production and toxicity studies of the Company’s products not preformed in the Company’s lab in the Hebrew University of Jerusalem, Israel

2.	The Consultant will be involved in production of the Company’s products preformed in the Company’s lab in the Hebrew University of Jerusalem, Israel.

3.
The Consultant is responsible for all regulatory aspects related to the production of the Company’s products including, but not limited to interactions with the Company’s regulatory consultant Mrs. Janet Ransom.

4.	The Consultant is responsible for all insurance issues and insurance related issues in connection with the production of the Company’s products and the Company’s clinical trials.

5.
The Consultant is responsible for any and all self production by the Company of the Company’s products provided such production is not made in the Company’s lab in the Hebrew University of Jerusalem, Israel.

6.	The Consultant is responsible for the assimilation and implementation of GLP and GMP procedures, rules and regulations in the Company.

EXHIBIT B

CONSULTAN PREFORMANCE MILESTONE

1.	Achieving complete understanding, knowledge and know-how as determined by the Company’s CEO at his sole discretion, of the Company’s production process within three (3) months from the Effective Date.

2.	Obtaining the necessary Non-GMP amount of the Company’s products required for the completion of Phase I clinical trials in Metastatic Liver Cancer, Pancreatic Cancer and Ovarian Cancer indications.

3.	Completion of production, approval and acceptance of the Company’s GMP and Nnon-GMP products and toxicity studies’ results from varius chosen manufacturers and subcontractors.

4.	Establishing the necessary infrastructure for the Company’s self production of its Plasmid in GMP conditions.

EXHIBIT C

PROPRIETARY INFORMATION, NON-COMPETITION
AND INVENTIONS AGREEMENT

I acknowledge that as a result of my consulting services rendered in connection with my services with the Company (as defined below) (the “Consulting Services”), I may develop, receive, or otherwise have access to confidential or proprietary information which is of value BioCancell Therapeutics Ltd. and/or its parent company BioCancell Therapeutics Inc. (collectively, the “Company”). I therefore agree, as a condition of my relationship with the Company, as follows:

1.	Nondisclosure

1.1
Recognition of Company’s Rights; Nondisclosure. At all times during the term of my consulting agreement with the Company (the “Consulting Agreement”) and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my Consulting Agreement, or unless an officer of the Company expressly authorizes such in writing or unless such information becomes public knowledge. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work with the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns (as defined below), as applicable.

1.2
Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (excluding inventions not assignable under Section 2.3, hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statement, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of Consultants of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, to whatever extent and in whichever way I wish.

1.3
Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Consulting Agreement and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with the Consulting Services I render to the Company, Third Party Information, unless expressly authorized by an officer of the Company in writing.

1.4
No Improper Use of Information of Prior Employers and Others. During the term of the Consulting Agreement, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	Assignment of Inventions.

2.1	Proprietary Rights. The term “Proprietary Rights” shall mean:

2.1.1	patents, whether in the form of utility patents or design patents and all pending applications for such patents;

2.1.2.	trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same;

2.1.3.	copyrights or copyrightable material, including but not limited to books, articles and publications, whether or not registered, and all pending applications for registration of the same;

2.1.4.
inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses;

2.1.5.
computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form; and

2.1.6	all other intellectual property rights throughout the world.

2.2
Assignment of Inventions. Subject to Section 2.3, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the term of the Consulting Agreement with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” I will promptly disclose and describe to the Company all inventions which I may solely or jointly conceive, develop, or reduce to practice during the term of the Consulting Agreement (i) which relate to the Company’s Entities’ business or actual or demonstrably anticipated research or development, (ii) which are developed in whole or in part on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) which result directly or indirectly from any work I performed for the Company. I agree to assign and do hereby assign to the Company or its designee(s) all my right, title and interest worldwide in such Company Inventions and in all intellectual property rights based upon such Inventions. I also agree to assign all my right, title and interest in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

2.3	Nonassignable Inventions. This agreement will not be deemed to require assignment of any invention which was not developed within the framework of the Consultant-employer relationship.

2.4
Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) during the term of the Consulting Agreement and which are protectable by copyright are the property of the Company pursuant to applicable copyright law.

2.5
Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignment of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue indefinitely beyond the termination of the Consulting Agreement, but the Company shall compensate me at a reasonable rate after the termination of the Consulting Agreement for the time actually spent by me at the Company’s request on such assistance. Such compensation shall be NIS 350 per hour plus all reasonable expenses.

In the event the Company is unable to reach me, after reasonable effort, - including by registered mail and several phone calls at different times - I hereby irrevocably designate and appoint the Company and its duly authorized officers as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents needed in connection with the actions specified in the preceding paragraph, and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.

3.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the term of the Consulting Agreement, which records shall be available to and remain the sole property of the Company at all times.

4.	Competitive Activities.

During the term of this Agreement and for a period of twelve (12) months from the date of termination of this Agreement for any reason (“the Termination Date”), I will not directly or indirectly:

4.1
carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which directly competes with the products or services of the Company, which currently is development of Patient-Oriented, Targeted Therapy for diagnosis and treatment of cancer (here and after: “a Competing Business”) (including, without limitation, as a shareholder);

4.2
act as a consultant or Consultant or officer or in any managerial capacity in a Competing Business or supply in direct competition with the Company restricted services to any person who, to my knowledge, was provided with services by the Company any time during the twelve (12) months immediately prior to the Termination Date;

4.3
solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to my knowledge, was provided with services by the Company at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which directly compete with the services or products supplied by the Company at the Termination Date; or

4.4
employ, solicit or entice away or endeavor to solicit or entice away from the Company any person employed by the Company any time during the twelve (12) months immediately prior the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

5.
No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as a consultant to the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my relationship with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.
Return of Company Documents. At the conclusion of the Consulting Agreement, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

7.	General Provisions.

7.1
Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

7.2
Assignment. This Agreement may be assigned by the Company provided that other such assignment, the rights of the Consultant shall not be adversely affected by such assignment and that the Company or assignee will undertake to remain obligated to all obligations under this Agreement. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

7.3
Survival. The provisions of this Agreement shall survive both the termination of the Consulting Agreement for a period of one year and the assignment of this Agreement by the Company to any successor in interest or other assignee.

7.4
Waiver. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach No waiver by a party of any right under this Agreement shall be construed as a waiver of any other right. No party shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

7.5
Entire Agreement. The obligations pursuant to Sections 1, 2, and 4 of this Agreement shall apply to any time during which I was previously hired, employed, or will be am in the future hired, employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

7.6
Injunction. I agree that it would be difficult to measure damage to the Company from any breach of mine of the promises set forth in Section 1, 2, 3, and 4 hereof, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, I agree that if I breach any provision of Section 1, 2, 3, and 4 hereof, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by me without showing or providing any actual damage sustained by the Company.

7.7	Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law.

This Agreement shall be effective as of the first day of the term of the Consulting Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated: 15. 2, 2007	ACCEPTED AND AGREED TO:

BIOCANCELL THERAPEUTICS LTD.

/s/ Moshe Landsberg	By: Avi Barak
MOSHE LANDSBERG
Title CEO
Dated 15 2, 2007

Exhibit D

1.
During the first two (2) years following the Effective Date, the Consultant will be entitled to continue his occupation as a lecturer and teacher at Bioforum Applied Acknowledge Center and at the Hebrew University of Jerusalem or at any other institution provided that he will not devote more than an aggregate of 20 hours cach month for such occupation(s).

2.
It is also agreed that as long as the Consultant devotes only 4 working days each week to the Company, upon receipt of the written consent of the Company, which shall not be unreasonably withheld, he shall be entitled to work or to supply services - including consulting services - to other companies/third parties at the rest of the week.